Exhibit 10.1

Performance-Based Bonus Plan

Jersey Shore State Bank

Effective for the calendar year beginning on  January 1, 2010 and approved by the Board of Directors on March 23, 2010

Contents

I.	Purpose

II.	General Description

III.	Definition of Terms

IV.	Plan Administration

V.	Plan Participation

VI.	Operating Rules

VII.	Summary of Plan Parameters

VIII.	Summary of Performance Objectives

I.  Purpose

The purpose of the Plan is to provide at-risk compensation awards to officers, managers, and employees who, through high levels of performance, contribute to the success and profitability of the Bank.  The Plan is designed to support organizational objectives and financial goals, as set forth in the Strategic Business Plan and the Financial Plan, by making available additional, variable, and contingent compensation, in the form of cash awards.

II.  General Description

The Plan is based upon the achievement of required financial targets, and other defined objectives, before any performance-based bonus award is considered.  The Plan specifies goals that are consistent with those contained in the Strategic Business Plan and the Financial Plan.

The calculation of any cash bonuses that may be payable to the Participants, and the Target Results, shall be constructed to integrate the interests of shareholders, including shareholders of Penns Woods, with those of the Participants.  The Target Results are intended to support a level of Performance-Based Bonus Awards that will assist the Bank to attract, retain, and motivate high-quality personnel and support the continued growth and profitability of the Bank.

The Plan is established to augment regular salary and benefits programs already in existence.  The Plan is not meant to be a substitute for salary increases but supplemental to base salary and, as stated, a reward for performance that contributes to outstanding levels of long-term achievement.

Except to the extent preempted by federal law, this Plan document shall be construed, administered, and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

III.  Definition of Terms

A.                “Bank” shall mean Jersey Shore State Bank, excluding any subsidiaries.

B.                  “Beneficiary” shall mean the beneficiary designated by the Participant.  All such Beneficiaries shall be natural persons who have reached the age of majority at the time they are so designated.

C.                  “Board” shall mean the board of directors of the Bank.

D.                 “Committee” shall mean the Compensation and Benefits Committee of the Board.

E.                   “Eligible Compensation” shall mean, for the purpose of this Plan, a participating employee’s Form W-2 gross wages net of any amount included as a result of the payment of any prior year Performance-Based Bonus Award or any other bonus award.

F.                   “Eligible Employee” shall mean a full-time employee of the Bank (exclusive of commissioned employees) or a part-time employee who is eligible to participate in the Retirement Plans, as well as employees who have a minimum of one (1) year of service with the Bank in which they worked a minimum of 1,000 hours but do not yet meet all of the eligibility requirements for participation in Retirement Plans.

G.                  “Financial Plan” shall mean the profit plan, including quantitative objectives, established by the Bank.

H.                 “Participant” shall mean an Eligible Employee who the Committee has selected to participate in the Plan.

I.                      “Penns Woods” shall mean Penns Woods Bancorp, Inc., the parent holding company of the Bank.

J.                     “Performance-Based Bonus Award” shall mean an award of a cash bonus payable under the Plan to a Participant upon satisfaction of pre-established Target Results for a Plan Year in accordance with the terms and conditions set forth herein.

K.                 “Plan” shall mean this Performance-Based Bonus Plan.

L.                   “Plan Year” shall mean a full calendar year in which the Plan is in effect, unless otherwise specified.

M.              “Retirement” shall mean termination of employment at or after reaching age 65, or, in a specific case, as otherwise determined by the Committee.

N.                 “Retirement Plans” shall mean the Jersey Shore State Bank Pension Plan and the Jersey Shore State Bank 401(k) Plan.

O.                 “Strategic Business Plan” shall mean the strategic plan of Jersey Shore State Bank.

P.                   “Target Results” shall mean annual goals of the bank, consistent with the Strategic Business Plan and the Financial Plan, the attainment of which is integrated with the granting of Performance-Based Bonus Awards.

IV.  Plan Administration

The Plan shall be administered by the Committee.  In the event the Committee determines, at any time, that it would in the best interest of the Bank for the Plan to be administered by a different group of individuals, it may provide for the administration of the Plan by such other individuals.  In such event, all references to the Committee herein shall be deemed to be references to such other individuals as a group.

The Committee shall be vested with full authority to make such operating rules and regulations as it deems appropriate to administer the Plan and to interpret the provisions of the Plan.  Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon each Participant and any person claiming under or through a Participant.  The Committee may specify such persons as it deems appropriate to assist it in carrying out its responsibilities under the Plan.

Before the beginning of each Plan Year, the Committee may review and revise the operating rules and regulations.  It is expected that the Plan will require modification only when significant changes in organization, goals, personnel, or performance occur (except to the extent that the Target Results and awards are set each year in accordance with Section VII below).

Computation of any cash bonuses payable upon satisfaction of the Target Results shall be made by the Bank’s Chief Financial Officer, with review and approval by the Bank’s Chief Executive Officer, and consistent with the parameters established herein.  The Committee shall approve all such computations.  Maintenance of Participant payments and other related records shall be the responsibility of the Bank’s Human Resource Director.

The Committee may take into account the presence or absence of nonrecurring or extraordinary items of income, gain, expense or loss, and any and all factors which it may deem relevant, before approving any cash bonuses for any given Plan Year.

The Committee may in its discretion exclude any nonrecurring or extraordinary occurrences when it approves (a) whether the Target Results have been satisfied and (b) the payment of any cash bonuses upon satisfaction of such Target Results to ensure that the best interests of the Bank and of Penns Woods’s shareholders are protected and are not brought into conflict with the interests of Participants.

No member of the Committee or any person assisting the Committee in connection with the administration of the Plan shall be liable for any act, whether of commission or omission, made in reasonable good faith in connection therewith.

V.  Plan Participation

Participation in the Plan is limited to Eligible Employees selected by the Committee to participate.

The following is a summary of the positions selected by the Committee for participation in the Plan.

Tier	Participants
#1	President & CEO
#2	Positions in Grades 14 and 15
#3	Positions in Grades 11, 12, and 13
#4	Positions in Grades 8, 9, and 10
#5	Positions in Grades 1–7

VI.  Operating Rules

A.                The Plan shall be effective as of January 1, 2010 with the first Plan Year being calendar year 2010.

B.                  The Bank reserves the right, by action of the Committee or the Board, to amend, modify, suspend, reinstate, or terminate the Plan at any time and from time to time, including during any Plan Year with retroactive effect.  The Committee shall communicate any such action to Participants in writing as soon as administratively feasible following any such action.

C.                  Eligibility for participation in the Plan is based upon the eligibility requirements as stated herein.

D.                 To be eligible for a Performance-Based Bonus Award, a Participant must receive an overall rating of “Good” or higher on his/her most recent individual performance appraisal prior to the end of the Plan Year.

E.                   Plan guidelines for each Plan Year, including setting the Target Results for such Plan Year, and other pertinent matters will be prepared and then approved by the Committee during the first quarter of each Plan Year

F.                   Except as otherwise provided in subparagraph, K, no right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy.

G.                  Upon satisfaction of the Target Results for a Plan Year, Participants shall receive payment of their cash bonuses no later than March 15 following the end of such Plan Year.

H.                 Plan guidelines for each Plan Year and the applicable Target Results shall be reviewed with the Participants during the first quarter of each Plan Year.

I.                      A Performance-Based Bonus Award shall not confer any right on any employee to continue in the employ of the Bank or limit in any way the right of the Bank to terminate any employee’s employment at any time for any reason.  The receipt of a Performance-Based Bonus Award or a cash bonus for any one year shall not guarantee any employee the right to receive an award or bonus for any subsequent year.

J.                     The Participant’s employer shall deduct from payments made under this Plan any federal, state, or local taxes required to be withheld with respect to such payments.

K.                 Should a Participant’s employment terminate due to death during a Plan Year, such Participant’s designated Beneficiary shall receive a prorated share of any cash bonus under the Plan for which such Participant would have been entitled for such Plan Year had such Participant been employed at the end of such Plan Year, provided such Participant worked for at least six (6) months during such Plan Year.  Such prorated bonus shall be paid at the same time and in the same manner as cash bonuses are paid under the Plan to other Participants for such Plan Year.  Eligible Employees selected by the Committee to participate in the Plan shall designate in writing a Beneficiary, which designation such Participant may change from time to time in writing.  All such Beneficiary designations shall be made in the manner and in such form as directed by the Committee.  In the event that the Participant does not have a designated Beneficiary upon such Participant’s termination due to death during a Plan Year, the Participant’s cash bonus for such Plan Year shall be forfeited.

L.                   Should a Participant terminate employment due to Retirement during a Plan Year, such Participant shall receive a prorated share of any cash bonus payment under the Plan for which such Participant would have been entitled for such Plan Year had such Participant been employed at the end of such Plan Year, provided such Participant worked for at least six (6) months during such Plan Year prior to such Retirement or for such shorter period as the Committee may designate in a specific case.  Such prorated bonus shall be paid at the same time and in the same manner as cash bonuses are paid under the Plan to other Participants for such Plan Year.

M.              Should a Participant’s employment terminate during a Plan Year for any reason other than death or Retirement, such Participant shall not be eligible to receive a cash bonus under the Plan for such Plan Year regardless if the Target Results for such Plan Year are satisfied.

VII.  Summary of Plan Parameters

A.           Performance-Based Bonus Awards

The Committee may approve payments of cash bonuses under the Plan upon the satisfaction of established targets for six (6) Target Results.

B.             Target Results

The Committee shall establish Target Results on an annual basis for six (6) key performance factors addressing shareholder interests and the interests of profitably perpetuating the Bank over time.  The Target Results shall integrate industry peer group standards with specific goals established for the Bank.  In addition, the Target Results shall be weighted to reflect the relative importance of each, as established by the Committee.

C.             Performance-Based Bonus Awards

As noted earlier in this document, the granting of Performance-Based Bonus Awards, and the payment of cash bonuses upon satisfaction of the Target Results, is at the discretion of the Committee.  Payment of cash bonuses upon satisfaction of Performance-Based Bonus Awards may be made only when (a) the Target Results are satisfied as determined by the Committee and (b) the Committee deems that such actions are in the best interests of shareholders, the Bank, and the Participants.

The Target Results and weighting shall be established annually.  Documentation of these guidelines shall be updated annually by the March 15th of each year by the Committee via resolution.

Committee determinations under this Section VII shall be subject to Board approval.